Exhibit 10.6

CPI CARD GROUP INC.

OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR

CANADIAN ELIGIBLE RECIPIENTS

This STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of September 25, 2017 (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and ______________________ (the “Participant”), pursuant to the CPI Card Group Inc. Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant options to purchase Shares to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Participant is (i) an Eligible Recipient as contemplated by the Plan, and (ii) a resident of and employed, or provides services, in Canada, and the Committee has determined that it is in the interest of the Company to make this grant to the Participant; and

WHEREAS, the Company shall promptly seek stockholder approval to amend the Plan to, among other provisions, increase the amount of Shares that may be awarded thereunder to include an amount not less than the Contingent Portion.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.         Shares Subject to Option; Exercise Price.

(a)Shares Subject to Option; Stockholder Approval.  The Company shall grant to the Participant, effective as of the Grant Date, an option to purchase _____________ Shares from the Company, which shall become exercisable, if at all, as provided in Section 2(a) (the “Option”). The grant of 44.247653% of the Option, rounded up to the nearest whole Share (the “Contingent Portion”), is contingent upon the stockholders of the Company approving an increase in the number of Shares available for issuance under the Plan, which approval the Company will use reasonable best efforts to promptly seek and obtain. If the stockholders do not approve an increase in the number of Shares available for issuance under the Plan at or by the date of the Company’s 2018 annual meeting of stockholders, then the Contingent Portion shall become null and void on such date.

(b)Exercise Price.  The Option shall have an Exercise Price of $1.05 per Share, which is not less than the Fair Market Value per Share on the Grant Date.

(c)Option Subject to Plan.  By signing this Agreement, the Participant acknowledges that he or she has been provided a copy of the Plan and has had the opportunity to review such Plan.

2.         Vesting and Exercisability; Expiration.

(a)Vesting and Exercisability.  The Option shall vest and become exercisable in installments as follows:

Vest Date	Vest Quantity
1st anniversary of Grant Date	[NUMBER OF SHARES]
2nd anniversary of Grant Date	[NUMBER OF SHARES]
3rd anniversary of Grant Date	[NUMBER OF SHARES]
[TOTAL NUMBER OF SHARES]

Each vesting period is subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director or Consultant (“Service”), from the Grant Date through such anniversary. Notwithstanding the foregoing, all or a portion of the Option shall vest and become exercisable at the times and under the circumstances described in Sections 4 and 5.

(b)Normal Expiration Date.  Unless the Option earlier terminates in accordance with Sections 2 or 4, the Option shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once a portion of the Option has become exercisable pursuant to this Section 2, such portion of the Option may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

3.         Method of Exercise and Payment.

All or part of the exercisable portion of the Option may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise and (b) the Participant’s payment of the Exercise Price in full at the time of exercise in cash, cash equivalents or broker-assisted cashless exercise.

For greater certainty, “broker-assisted cashless exercise” means the Participant electing to arrange for a Company-approved broker to sell on the Participant’s behalf a portion of the Common Stock acquired by the Participant on exercise of an Option, and to pay the Company from the proceeds of such sale an amount equal to the Exercise Price and any applicable withholding taxes pursuant to Section 15 of the Plan.  Any amount in excess of the Exercise Price and applicable withholding taxes will be paid to the Participant.

As soon as practicable after receipt of a written exercise notice and payment in full of the Exercise Price of any exercisable portion of the Option in accordance with this Section 3, but subject to Section 8 below, the Company shall deliver to the Participant (or such other person or entity) a certificate, certificates or electronic book-entry notation representing the Shares acquired upon the exercise thereof, registered in the name of the Participant (or such other person or entity), provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Shares, such certificates shall bear the appropriate legend.

4.         Termination of Service.

(a)Termination due to Death or Disability.  In the event that the Participant’s Service terminates by reason of the Participant’s death or Disability, then any unvested portion of the Option held by the Participant shall immediately vest in full, and the Option may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 10, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(b)Termination due to Retirement.  In the event that the Participant’s Service terminates by reason of the Participant’s Retirement, any then vested portion of the Option may be exercised by the Participant at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(c)Termination due to Approved Retirement. In the event that the Participant’s Service terminates by reason of the Participant’s Retirement and the Participant has satisfactorily completed various requirements as set forth by the Committee (an “Approved Retirement”), then the Option shall continue to vest and become exercisable in accordance with this Agreement.  The Option shall be exercisable until the Normal Expiration Date of the Option.

(d)Termination for Cause.  In the event that the Participant’s Service terminates for Cause, the entire Option held by the Participant, whether or not then vested and exercisable, shall terminate and be cancelled immediately upon such termination of Service.

(e)Other Termination of Service.  In the event that the Participant’s Service terminates for any reason other than (i) death, (ii) Disability, (iii) Retirement, (iv) Approved Retirement or (v) for Cause, then the portion of the Option held by the Participant that is vested and exercisable as of the date of the Participant’s termination of Service shall be exercisable at any time up until the ninetieth (90th) day following the Participant’s termination of Service (or, in the event that the Participant dies or becomes Disabled after the termination of Service, but within the period during which the Option would otherwise be exercisable hereunder, such ninety (90) day period shall be extended to the date that is one (1) year after such termination) or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter. Any portion of the Option held by the Participant that is not then exercisable shall terminate and be cancelled immediately upon such termination of Service. The date that a termination of Service occurs is the effective date of termination in any written notice of termination of employment.  For greater certainty, it specifically does not mean the date on which any period of contractual notice or reasonable notice that the Company, Subsidiary or Affiliate, as the case may be, may be required at law to provide to Participant would expire.

5.         Qualifying Terminations Following a Change in Control.

(a)Qualifying Termination. Notwithstanding any language in the Plan or the Participant’s employment or other services agreement with the Company to the contrary, the Option will not vest solely upon a Change in Control unless such Option is not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control. However, the Participant will be immediately entitled to exercise the entire Option, whether vested or unvested, if the Participant experiences a Qualifying Termination. A “Qualifying Termination” occurs if, within two (2) years following a Change in Control, the Participant’s Service is terminated (i) by the Company without Cause or (ii) by the Participant for Good Reason.

(b)Good Reason.   For purposes of this Agreement, “Good Reason” shall have the same meaning set forth in the Participant’s employment or other services agreement with the Company.  If the Participant is not party to such an agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i)a material reduction by the Company of the Participant’s base compensation (other than pursuant to an across-the-board reduction in base compensation applicable to similarly situated service providers of the Company);

(ii)the transfer of the Participant’s principal place of Service to a location fifty (50) or more miles from its location immediately preceding the transfer; or

(iii)the material diminution by the Company of the Participant’s duties or responsibilities with respect to his or her Service.

The Participant will provide the Company with written notice describing which of the circumstances above is cause for the Good Reason termination within thirty (30) calendar days after the occurrence of the event giving rise to the notice. The Company will have thirty (30) calendar days from the receipt of such notice to cure the event prior to the Participant exercising his or her right to terminate for Good Reason and, if not cured, the Participant’s termination will be effective upon the expiration of such cure period.

6.         Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of any portion of the Option or any cash payment is to be made hereunder, the Company or any Affiliate thereof shall have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, a cash amount sufficient to satisfy federal, provincial, state and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate.  The Company shall have the right to require the Participant to remit to the Company cash to satisfy any federal, provincial, state and local tax to be withheld.  For the avoidance of doubt, any applicable tax withholdings may be paid through the broker-assisted cashless exercise method described in Section 3 of this Agreement.

7.         Non-Competition, Non-Solicitation and Non-Disparagement.

(a)Restrictive Covenants. In exchange for good and valuable consideration, including the Option granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for one (1) year following the termination thereof, the Participant shall not and shall cause each of his or her Affiliates not to:

(A)enter into or engage in any business that competes with the Business within the Restricted Territory;

(B)solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(C)solicit, divert, entice or otherwise take away any employees, customers, former customers, active prospects, business, patronage or orders of the Company or any Subsidiary within the Restricted Territory or attempt to do so; or

(D)counsel, promote or assist, financially or otherwise, any person engaged in any business that competes with the Business within the Restricted Territory.

(ii)Non-Disparagement. The Participant shall not, during the period of his or her Service or at any time thereafter, disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners.

(iii)Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(iv)Acknowledgement. The Participant acknowledges that these Restrictive Covenants are reasonably necessary to protect the Company’s and its clients’ and business partners’ legitimate business interests.  The Participant also acknowledges that by serving in the position of ____________________, he/she is in an executive/management level position and has been entrusted with access to trade secrets and confidential information that, if made available to non-Company employees, would cause irreparable harm to the Company because of the significant time, effort, and expense the Company expended in developing such trade secrets and confidential information.

(b)Definitions. For purposes of this Agreement:

(i)“Business” means manufacturing, personalizing, designing, fulfilling, packaging, distributing, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, membership cards, gaming cards, player tracking cards, casino cards, hotel key cards, access cards, ID cards, contactless cards, prepaid cards, chip cards, EMV cards, dual interface cards, and blank cards; and

(ii)“Restricted Territory” means (A) the United States, Canada, Mexico, Europe and the United Kingdom; and (B) the geographic area, whether within or outside of the geographic area described in clause (A), in which reside any customers with which the Participant had any contact or for which the Participant had any responsibility (whether indirect, direct or advisory) at the time of the Participant’s termination of Service or at any time during the two (2) year period prior to such termination.

(c)Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. The Participant also agrees that these Restrictive Covenants will not preclude the Participant from obtaining other gainful employment in his or her profession.

(d)Remedies for Breach.

(i)Forfeiture of Option. In the event of the Participant’s breach of any of the Restrictive Covenants, the Option (whether vested or unvested) shall immediately be forfeited.

(ii)Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to provisional and injunctive relief in addition to any other available remedies at law or equity.

8.         Nontransferability of Awards.

The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee. All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a permitted transferee. Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if designated by the Committee, a permitted transferee.

9.         Buyout and Settlement for Shares.

Upon the purported exercise of any portion of the Option, in lieu of accepting payment of the Exercise Price therefor and delivering the number of Shares for which the Option is being exercised, the Participant may choose to transfer and dispose of the Option to the Company in exchange for payment by the Company of (a) an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Exercise Price, or (b) Shares having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Exercise Price for such Shares. Upon payment of cash or distribution of Shares pursuant to this Section 9, the Participant’s rights as to the portion of the Option which is the subject of such payment or distribution shall be deemed satisfied in full.  The Company will elect to forgo any deduction related to the payment hereunder for purposes of the Income Tax Act (Canada).  In this regard, the Company will ensure the requirements described in subsection 110(1.1) of the Income Tax Act (Canada) are complied with.

10.       Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

11.       Transfer of Data.

The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant. The Company may make such information available to any Affiliate thereof, those who provide products or services to the Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Participant works, and as may be required by law.

12.       Adjustment in Capitalization.

The aggregate number of Shares subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any issuance of any warrants or rights offering (other than any such offering under the Plan) to purchase Common Stock at a price materially below Fair Market Value, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 12 shall be made in the sole discretion of the Committee.

13.       Requirements of Law.

The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any portion of the

Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

14.       No Guarantee of Continued Service.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service. The value of any benefit realized under the Plan by a Participant shall not be taken into account in determining any severance, retirement, pension, welfare, insurance or other similar employee benefit.

15.       No Rights as Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Option granted hereunder until such time as the Shares issuable upon exercise of such Option have been so issued.

16.       Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

17.       Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that such alteration, amendment, suspension or termination shall not adversely alter or impair the rights of the Participant under the Option without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

18.       Miscellaneous.

(a)Notices.  All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, (C) sent by next-day or overnight mail or delivery, or (D) sent by fax, as follows:

(i)If to the Company:

CPI Card Group Inc.

10026 West San Juan Way

Littleton, CO 80127

Attention:  Chief Human Resources Officer

Phone:  303-345-2424

(ii)If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)Waiver.  Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this. Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)Section 16 of the Plan.  Pursuant to Section 16 of the Plan, to the extent that any of the terms of this Agreement modify or amend the terms of the Plan, the terms of this Agreement shall govern the terms of the Option granted hereunder.

(f)Code Section 409A Compliance.  This Option is intended to be exempt from the requirements of Code Section 409A, to the extent applicable, and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to

Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(g)Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(h)Consent to Jurisdiction. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(i)Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k)Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

—  Signature page follows  —

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate and cancel this Award if the Participant fails to accept this Agreement on or prior to October 31, 2017.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

CPI CARD GROUP INC.

By: CPI Card Group Inc.

PARTICIPANT

Agreed via electronic acceptance

Name: